Exhibit 4.17

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT (the “Agreement”), dated as of 11 June 2015, by and among Semiconductor Manufacturing International Corporation, a company established under the laws of Cayman Islands (the “Company”), and Country Hill Limited, a company established under the laws of Cayman Islands (the “Buyer”).

WHEREAS

A.   Pursuant to the Share Subscription Agreement signed by the Buyer and Company on April 18, 2011 (the “Country Hill Share Subscription Agreement”), if the Company proposes to issue new Shares or securities convertible into Shares, the Buyer has a pre-emptive right to subscribe for a pro rata portion of such new securities issued which is equivalent to the percentage of the issued share capital of the Company then owned by the Buyer immediately prior to the issue of such securities (the “Country Hill Pre-emptive Right”). In connection with the offering of the New Common Shares (as defined below), the Company has notified the Buyer in writing by way of an issue notice specifying the numbers and type of securities to be offered and the purchase price of the proposed offer (the “Issue Notice”), on February 13, 2015. Upon receipt of the Issue Notice, the Buyer has delivered an irrevocable notice on March 2, 2015 to the Company to exercise its pre-emptive right to subscribe for the New Common Shares.

B.   The Buyer wishes to purchase, and the Company wishes to issue and sell, upon the terms and conditions stated in this Agreement an aggregate of 323,518,848 common shares, par value US$0.0004 per share, of the Company (the “New Common Shares”) at a purchase price of HK$0.6593 per share for an aggregate purchase price of HK$213,295,976.49 (the “Aggregate Purchase Price”). Unless the context otherwise requires, the New Common Shares subscribed for shall be referred to herein as the “Securities”.

C.   The Company and the Buyer are executing and delivering this Agreement in reliance upon the exemption from securities registration under the U.S. Securities Act of 1933, as amended (the “1933 Act”) afforded by Regulation S (“Regulation S”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act.

NOW, THEREFORE, the Company and the Buyer hereby agree as follows:

1.          PURCHASE AND SALE OF NEW COMMON shares

(a)   Purchase of New Common Shares. Subject to the satisfaction or waiver of the conditions set forth in Sections 5, 6 and 7 below, the Company shall issue and sell to the Buyer, and the Buyer shall purchase from the Company on the Closing Date (as defined in Section 1(c)(i) below), the New Common Shares (the “Closing”).

(b)   Purchase Price. The Aggregate Purchase Price shall be HK$213,295,976.49.

(c)   Closing.

(i)          Date and Time. The date and time of the Closing (the “Closing Date”) shall be 10:00 a.m., Hong Kong time, on such date as is specified by the Company and the Buyer, which date shall be no later than the third Business Day after the satisfaction or waiver of the conditions to the Closing set forth in Sections 5, 6 and 7 below and no later than the expiry of four months after this Agreement is signed (or such later date as may be agreed between the parties), at the offices of Slaughter and May, 47th Floor, Jardine House, One Connaught Place, Central, Hong Kong or at such other time, date and location as is mutually agreed in writing by the Company and the Buyer.

(ii)         Payment and Delivery. On or before the Closing Date:

(A)   the Buyer shall pay the Aggregate Purchase Price to the Company for the New Common Shares to be issued and sold to the Buyer at the Closing, by electronic bank transfer, in immediately available funds. The payment shall be made to the bank account, bank and bank address as specified by the Company in writing prior to the Closing Date;

(B)   the Company shall deliver to the Buyer:

(1)	copies of the special mandate of the Company Extraordinary General Meeting (the “EGM”) approving the entering into and execution of this Agreement and for the issue of the New Common Shares contemplated herein, pursuant to the matters set forth in Section 5 (c);

(2)	copies of the board resolutions of the Company approving the entering into and execution of this Agreement and all transactions contemplated herein; and

(3)	the Company shall deliver to the Buyer a certificate signed by a director of the Company certifying as to the matters set forth in Sections 7(b) and (c).

2.          BUYER’S REPRESENTATIONS AND WARRANTIES.

The Buyer hereby represents and warrants to the Company that as at the date of this Agreement and as at the Closing Date (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date):

(a)   Regulation S.

(i)          The Buyer (A) is domiciled and has its principal place of business outside the United States, (B) certifies that it is not a U.S. Person as defined under Rule 902 of Regulation S and is not acquiring the Securities for the account or benefit of any U.S. Person, (C) at the time of offering to the Buyer and communication of the Buyer’s order to purchase the Securities and at the time of the Buyer’s execution of this Agreement, the Buyer was located outside the United States, and (D) at the time of the Closing the Buyer or persons acting on the Buyer’s behalf in connection therewith, will be located outside the United States. As used herein, the term “United States” means and includes the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

(ii)         The Buyer has been advised and acknowledges that: (A) the Securities issued pursuant to this Agreement have not been, and when issued, will not be registered under the 1933 Act or the securities laws of any state of the United States, (B) in issuing and selling the Securities to the Buyer pursuant hereto, the Company is relying upon the exemption from registration provided by Regulation S of the 1933 Act, and (C) it is a condition to the availability of the Regulation S safe harbor that the Securities not be offered or sold in the United States or to a U.S. Person until the expiration of a period of 40 days after the Closing Date (the “Distribution Compliance Period”).

(iii)        The Buyer acknowledges and covenants that until the expiration of the Distribution Compliance Period: (A) it and its agents or representatives have not and will not solicit offers to buy, offer for sale or sell any of the Securities or any beneficial interest therein in the United States or to or for the account of a U.S. Person, and (B) notwithstanding the foregoing, prior to the expiration of the Distribution Compliance Period, the Securities may be offered and sold by the holder thereof only if such offer and sale is made in compliance with the terms of this Agreement and either, (X) the offer or sale is within the United States or to or for the account of a U.S. Person and pursuant to an effective registration statement, Rule 144 promulgated under the 1933 Act or an exemption from the registration requirements of the 1933 Act, or (Y) the offer and sale is outside the United States and to other than a U.S. Person and in accordance with Regulation S of the 1933 Act. The foregoing restrictions are binding upon subsequent transferees of the Securities, except for transferees pursuant to an effective registration statement. The Buyer agrees that after the Distribution Compliance Period, the Securities may be offered or sold within the United States or to or for the account of a U.S. Person only in accordance with this Agreement and pursuant to applicable securities laws.

(iv)         The Buyer hereby acknowledges that during the Distribution Compliance Period, no deposit of the Securities issued hereunder will be accepted into its American Depositary Shares (“ADS”) program, and the Securities may not be offered or sold in the United States or to U.S. Persons unless the Securities are registered under the 1933 Act, or an exemption from the registration requirements of the 1933 Act is available. The Buyer further acknowledges that, for so long as the Securities are held by “affiliates” within the meaning of Rule 144(a)(1) under the 1933 Act or are “restricted securities” within the meaning of Rule 144(a)(3) under the 1933 Act, the Securities will not be eligible for deposit under any unrestricted depositary receipt facility.

(v)          The Buyer has not engaged or caused any third party to engage in any directed selling efforts (as such term is defined in Regulation S) in the United States with respect to the Securities.

(vi)        The Buyer has not and will not engage in hedging transactions (within the meaning of Rule 903(b)(3)(iii)(B)(4) of Regulation S) with regard to the Securities unless in compliance with the 1933 Act.

(b)   No Public Sale or Distribution. Subject to the Buyer’s right to transfer the Securities to the Permitted Transferee (as defined in Section 4(f)), the Buyer is acquiring the Securities for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act. The Buyer does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities. “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

(c)   Reliance on Exemptions. The Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and its compliance with, the representations, warranties, agreements, acknowledgments and understandings of it set forth herein in order to determine the availability of such exemptions and the eligibility of it to acquire the Securities.

(d)   Information. The Buyer understands that its investment in the Securities involves a high degree of risk and is able to afford a complete loss of such investment. The Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of prospective investment in the Securities.

(e)   No Governmental Review. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(f)   Transfer or Resale. The Buyer understands that: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred within the United States or to or for the account or benefit of a U.S. Person unless (A) subsequently registered thereunder, (B) the Buyer shall have delivered to the Company an opinion of counsel, in form, scope and substance reasonably acceptable to the Company, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) the Buyer provides the Company with reasonable assurance that such

Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(g)   Legends. The Buyer understands that the certificates or other instruments representing the Securities, until such time as the resale of the Securities have been registered under the 1933 Act, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE ACT, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER, IF NOT A U.S. PERSON: (1) REPRESENTS THAT IT IS NOT A U.S. PERSON AND IS ACQUIRING THESE SHARES IN AN OFFSHORE TRANSACTION; (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THESE SHARES EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (C) INSIDE THE UNITED STATES, TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE ACT, (D) INSIDE THE UNITED STATES, TO AN ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES TO THE COMPANY A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THESE SHARES IN THE FORM SATISFACTORY TO THE COMPANY (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE COMPANY), (E) OUTSIDE THE UNITED STATES, IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULES 904 AND 905 UNDER THE ACT, OR (F) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE ACT (IF AVAILABLE); AND (3) AGREES THAT IT WILL GIVE EACH PERSON TO WHOM THESE SHARES ARE TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THESE SHARES PURSUANT TO CLAUSES (2)(C), (D), (E) OR (F) ABOVE, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS, OR OTHER INFORMATION AS THE COMPANY MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION OR IN A TRANSACTION NOT

SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE ACT. AS USED HEREIN, THE TERMS ‘OFFSHORE TRANSACTION’, ‘UNITED STATES’, AND ‘U.S. PERSON’ HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE ACT.”

(h)   Validity; Enforcement. The Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and has all requisite corporate power and authority to enter into and perform this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Buyer and shall constitute the legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(i)   No Conflicts. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby will not (i) result in a violation of the Buyer's organizational or constitutional documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Buyer is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Buyer, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Buyer to enter into this Agreement and perform its obligations hereunder; and no authorization, approval, consent and license from any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or regulatory body or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) is required for the entering into by Buyer of this Agreement and the performance by the Buyer of its obligations under this Agreement, except for such as have already been obtained and are in full force and effect.

(j)   General Solicitation. The Buyer is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any general advertisement.

(k)   Brokers and Finders. Subject to Section 4(e), no Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding with a placement agent entered into by or on behalf of the Buyer.

(l)   Prohibited Transactions. Since the time when the Buyer and the Company first came into contact regarding the transactions contemplated hereby, neither the Buyer nor any Buyer Affiliate (collectively, “Trading Affiliates”) has, directly or indirectly, effected or agreed to effect any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the 1934 Act) with respect to the Common Shares, granted any other right (including without limitation, any put or call option) with respect to the Common Shares or with respect to any security that includes, relates to or derived any significant part of its value from the Common Shares or otherwise sought to hedge its position in the Common Shares (each, a “Prohibited Transaction”), and neither the Buyer nor its Trading Affiliates will enter into a Prohibited Transaction after the date hereof until the later to occur of (A) the transactions contemplated hereby being publicly announced and (B) the Closing Date. For the purpose of this paragraph, the term “Buyer Affiliate” shall mean any person or entity which, with respect to the Buyer, directly or indirectly, controls, is under common control with, or is controlled by the Buyer, but exclude (1) Central Huijin Investment Ltd. and its subsidiaries, and (2) any person or entity which would have been considered to be an affiliate of the Buyer solely due to the fact that such person or entity is under common control with the Buyer, whether directly or indirectly, by a government or governmental authority. The term “control” means ownership of at least fifty percent (50%) or more of the voting shares (stocks) of a company, or the power to appoint or elect a majority of the directors of a company, or the power to control the management of a company.

(m)   Acknowledgement. The Buyer acknowledges and agrees that the foregoing representations, warranties, covenants and acknowledgments are made by it with the intention that they may be relied upon by the Company.

3.          A. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Buyer that as at the date of this Agreement and as at the Closing Date (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date), except as set forth in its Public Documents (as defined in Section 3A(h) below) (excluding disclosures of non-specific risks faced by the Company and its subsidiaries (the “Group”)) included in any forward-looking statement, disclaimer, risk factor disclosure or other similarly non-specific statements that are similarly predictive or forward-looking in nature; provided, however that (i) any historical facts related to the Group and (ii) any specific exposure or effect faced by the Group emanating from specifically disclosed facts contained within any such disclosure shall be deemed disclosed for purposes of the representations and warranties set forth in this Section 3(A):

(a)   Organization and Qualification. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the jurisdiction in which it is incorporated, and has the requisite corporate power and authorization to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means (1) any material adverse effect on (i) the business, properties, assets, liabilities, operations, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, or (ii) the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined in Section 3A(b) below) or (2) the delisting of the Common Shares from the SEHK (as defined in Section 3A(b) below) and the American depository receipts over the Common Shares from the NYSE (as defined in Section 3A(b) below); provided, however, that for purposes of clause (i) above, in no event shall any of the following exceptions, alone or in combination with the other enumerated exceptions below, be deemed to constitute, nor shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) any effect resulting from compliance with the terms and conditions of, or from the announcement of the transactions contemplated by this Agreement, (B) any effect that results from changes affecting any of the industries in which the Company operates generally or the economy generally, (C) any effect that results from changes affecting general worldwide economic or capital market conditions, provided that any such changes in (B) and (C) do not substantially disproportionately affect the Company in any material respect, or (D) any change in the Company’s share price or trading volume, in and of itself, primarily resulting from any of the effects or changes described in the foregoing clauses (A), (B) or (C). Each subsidiary of the Company that is a “significant subsidiary” within the meaning of Rule 1-01(w) of Regulation S-X under the Securities Act (individually a “Significant Subsidiary” and collectively the “Significant Subsidiaries”)has been duly organized and is validly existing in good standing under the laws of its jurisdiction of organization except to the extent that the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect.

(b)   Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) and to issue the Securities in accordance with the terms hereof and thereof, subject to the conditions herein. The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Securities, has been duly authorized by the Board and no further filing, consent or authorization is required for the issuance of the Securities on the part of the Company, except for the filing, consent or authorization in connection with the satisfaction of the conditions in Sections 5(a), (b) and (c) below and any required filings regarding the issuance or listing of additional securities with The Stock Exchange of Hong Kong Limited (the “SEHK”) or the New York Stock Exchange (the “NYSE”). This Agreement and the other Transaction Documents when duly executed and delivered by the Company constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(c)   Issuance of Securities. The Securities are duly authorized and, when issued and paid for in accordance with the terms hereof, shall be validly issued and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof and the Securities shall be fully paid with the holders being entitled to all rights accorded to a holder of the Common Shares. Assuming the accuracy of each of the representations and warranties set forth in Section 2 of this Agreement, the offer and issuance by the Company of the Securities is exempt from registration under the 1933 Act. The Securities, when allotted, issued and delivered, will (i) be validly issued and fully-paid, (ii) rank pari passu and carry the same rights in all aspects as the other Common Shares in issue as at the date on which the Securities are issued, (iii) subject to the memorandum and articles of association of the Company (the “Memorandum and Articles”), be entitled to all dividends and other distributions declared, made or paid in relation to the Securities save for any right or entitlement the record date for which precedes the date on which the Securities are allotted and issued, (iv) subject to the Memorandum and Articles, be freely transferable, free and clear of all liens, encumbrances, security interests or claims of third Parties and will not be subject to calls for further funds, and (v) free from any restrictions on the voting or transfer of any of the Securities or payment of dividends with respect to the Securities pursuant to any agreement, contract, undertaking or similar instrument to which the Company is bound (other than any restrictions referred to in this Agreement).

(d)   No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Securities) will not (i) result in a violation of the Articles, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Significant Subsidiaries is a party, or (iii) subject to the terms of this Agreement, result in a violation of any law, rule, regulation, order, judgment or decree (including the Hong Kong Codes on Takeovers and Mergers and Share Buy-backs (the “Hong Kong Takeovers Code”), foreign, U.S. federal and state securities laws and regulations and the rules and regulations of the SEHK or of the NYSE applicable to the Company or by which any property or asset of the Company or any of its Significant Subsidiaries is bound or affected), except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not reasonably be expected to result in a Material Adverse Effect.

(e)   Consents. The Company is not required to obtain any consent, approval, authorization or order of, or make any filing or registration with or give prior notification to, (i) any court, Governmental Entity or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents or (ii) any third party pursuant to any agreement, indenture or instrument to which the Company or any of its Significant Subsidiaries is a party, in each case in accordance with the terms hereof or thereof other than such as have been made or obtained, and except for the filings, approvals or notifications in connection with the satisfaction of the conditions set forth in Sections 5(a), (b) and (c) below and any required filings or notifications regarding the issuance or listing of additional securities with the SEHK or the NYSE or such consents as will be obtained by the Company on or before Closing. The Company has no knowledge of any facts or circumstances that might prevent the Company from obtaining or effecting any of the filings or notifications described in the preceding sentence. The Company is not in violation of the listing requirements of the SEHK or the NYSE and has no knowledge of any facts that would reasonably lead to delisting or suspension of its Common Shares from the SEHK or of its American depository receipts from the NYSE in the foreseeable future, apart from such suspension from SEHK and/or NYSE in connection with or resulting from the entering into of this Agreement. As used herein, “knowledge” shall mean actual knowledge of the executive officers (as defined in Rule 405 under the 1933 Act) of the Company after due inquiry.

(f)   No Directed Selling Efforts. Neither the Company nor any of its affiliates or any other person acting on its or their behalf has engaged or will engage in any directed selling efforts in the United States within the meaning of Regulation S under the 1933 Act, as amended, and all such persons have complied with the applicable offering requirements of Regulation S under the 1933 Act.

(g)   Foreign Private Issuer. The Company is a “foreign private issuer” (as such term is defined in the rules and regulations under the 1933 Act and the U.S. Securities Exchange Act of 1934 (“1934 Act”), as amended).

(h)   No General Solicitation. Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, the Buyer for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding with a placement agent entered into by or on behalf of the Company.

(i)   No Integrated Offering. Assuming the accuracy of the Buyer’s representations and warranties set forth in Section 2 hereof, none of the Company, any of its affiliates, or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Securities under the 1933 Act, whether through integration with prior offerings or otherwise, or cause the offering of Securities hereunder to require approval of shareholders of the Company for purposes of any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of the SEHK and the NYSE. None of the Company, their affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of the issuance of any of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with other offerings for purposes of any such applicable shareholder approval provisions.

(j)   Public Documents. The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act or with the SEHK and has timely issued all announcements, returns, notices, financial statements and circulars required to be issued by it by the SEHK or the NYSE (all of the foregoing filed or announced prior to the date of this Agreement and all exhibits included therein and financial statements, notes and schedules thereto and documents and incorporated by reference therein being hereinafter referred to as the “Public Documents”). As of their respective filing or issuance dates, the Public Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder and the rules and regulations of the SEHK and the NYSE, as applicable, to the respective Public Documents, and, other than as corrected or clarified in a subsequent Public Document, none of the Public Documents, at the time they were filed or issued, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(k)   Financial Statements. The consolidated financial statements (including any related notes thereto) included or incorporated by reference in the Public Documents fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates indicated therein and the consolidated results of their operations for the periods specified therein, other than as corrected or clarified in a subsequent Public Document.

(l)   No Material Adverse Effect. Since 31 December 2014, no event or circumstance has occurred that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Significant Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any fact which would reasonably lead a creditor to do so.

(m)   Litigation. There are no claims, suits, investigations, actions or proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Significant Subsidiaries or, to the best of the knowledge of the Company, any of their respective directors, officers, employees (such employees performing managerial functions in departments of the Company concerning research and development, manufacturing, finance and marketing) or properties before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, to have, individually or in the aggregate, a Material Adverse Effect. Except for evidence or materials subject to a protective order, attorney-client privilege or otherwise made available to the Buyer or its counsel, no existing facts or developments related to the Company's pending litigation, taken as a whole, have been omitted from the Public Documents that would reasonably be expected to have a Material Adverse Effect (it being understood that this representation and warranty shall not be taken as a guarantee as to the outcome of such litigation).

(n)   Compliance with Applicable Laws. The Company and each of its Significant Subsidiaries have conducted their businesses in compliance with all applicable federal, state and foreign laws, regulations and applicable stock exchange requirements, except where the failure to be in compliance could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

The Company and each of its Significant Subsidiaries have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, any Governmental Entities that are required in order to carry on their business as presently conducted, except where the failure to have such permits, licenses, authorizations, orders and approvals or the failure to make such filings, applications and registrations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current, except where such absence, suspension or cancellation, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(o)   Equity Capitalization. As of 10 June 2015, the authorized share capital of the Company consists of (A) 50,000,000,000 Common Shares, of which as of such date, 40,745,078,880 shares are issued, (as at 31 May 2015, 475,653,607shares may be issued pursuant to the Company’s employee incentive plan and other options and warrants outstanding) and 3,932,570,996 Common Shares may be issued (as of the date of this Agreement) pursuant to the conversion of the (i) US$200,000,000 Zero Coupon Convertible Bonds due 2018 issued on 7 November 2013; (ii) the US$54,600,000 Zero Coupon Convertible Bonds due 2018 issued to Datang Holdings (Hongkong) Investment Company Limited

(“Datang”); (iii) the US$32,200,000 Zero Coupon Convertible Bonds due 2018 issued to Country Hill Limited (“Country Hill”); (iv) the US$95,000,000 Zero Coupon Convertible Bonds due 2018 issued on 24 June 2014; and (v) the US$22,200,000 Zero Coupon Convertible Bonds due 2018 issued to Datang on 4 December 2014 (together, the “Convertible Bonds”) and there are no other agreement or commitment outstanding which calls for the allotment or issue or accords to any person the right to call for the allotment or issue of any shares (including shares issued pursuant to securities exercisable or exchangeable for, or convertible into, or agreements relating to the issuance of Common Shares) (except that Datang will, as a result of the issue and sale of the New Common Shares to the Buyer pursuant to this Agreement, have the right to subscribe for a pro rata portion of Common Shares equivalent to the percentage of the issued share capital of the Company then beneficially owned by Datang (the “Datang Pre-emptive Right”)) immediately prior to the issue of the New Common Shares), and (B) 5,000,000,000 Preferred Shares, of which none are issued. All of such issued shares have been validly issued and are fully paid. As of [time], save as disclosed above and pursuant to this Agreement, there are no outstanding securities issued by the Company or its Significant Subsidiaries (including shares issuable pursuant to securities exercisable or exchangeable for, or convertible into, or agreements related to the issuance of Common Shares or preferred shares (together, “Shares”)), or warrants, rights or options to purchase Shares from the Company or its Significant Subsidiaries, nor are there any agreement, arrangement or commitment outstanding which calls for the allotment or issue or accords to any person the right to call for the allotment or issue of any Shares (including Shares issuable pursuant to securities exercisable or exchangeable for, or convertible into, or agreements relating to the issuance of Shares).

(p)   Information provided. All information given in connection with the transactions contemplated by this Agreement by the Company or on its behalf by the Company's advisers, to the Buyer or the Buyer's advisers, relating to the Company, its Significant Subsidiaries or their respective business, activities, affairs, or assets or liabilities (including all documents attached thereto) was, when given, and is now accurate in all material respects and not misleading in any material respect, and there is no material omission that would render the information given misleading in any material respect, provided that nothing herein shall constitute any obligation on the Company to disclose any information over and above what is required to be disclosed by the Company under the requirements of applicable laws and regulations (including, but not limited to, the Hong Kong Listing Rules) or requirements of regulatory bodies (including, but not limited to the SEHK and the SEC).

(q)   Ownership of assets. Save as disclosed publicly or to the Buyer or its advisors, as may be updated by the Company in writing prior to Closing, so far as the Company is aware, there are no mortgages, charges, pledges, liens (other than liens arising in the ordinary course of trading) or other forms of security or encumbrances over or affecting the whole or any part of the material assets of the Company or any of its Significant Subsidiaries. Other than as disclosed, the Company and its Significant Subsidiaries have title to all properties and to all assets necessary to conduct the business now operated by them in each case free from liens, encumbrances and title defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them and any real property or building held under lease by the Company or any of its Significant Subsidiaries are held by it under valid, existing and enforceable leases, in each case except to the extent that any failure of the above would not have a Material Adverse Effect.

(r)   Intellectual Property. To the knowledge of the Company, the Company owns or possesses sufficient legal rights including but not limited to trade secrets, trade marks, licenses, confidential information and proprietary rights and manufacturing processes and all copyrights, mask work rights, all patents and patent rights, as are necessary to the conduct of the business as now conducted or presently proposed to be conducted, including but not limited to the manufacturing of such products of 0.13um, 0.18um, 0.35um, 28nm, 45nm, 90nm, and/or 65nm processes (or as presently proposed to be conducted on products) by the Company or any of its Significant Subsidiaries, without any known conflict with, or known infringement of, the rights of others except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, no products manufactured, marketed or sold (or products proposed to be manufactured, marketed or sold) by the Company or any of its Significant Subsidiaries violates any license or infringes any intellectual property rights of any other party which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The representation and warranty set forth in Section 3(A)(n) (Compliance with Applicable Laws) shall not be deemed or interpreted to apply to matters related to intellectual property and intellectual property rights. For the avoidance of doubt and notwithstanding the foregoing, the parties acknowledge that the Company has not conducted an analysis of the Company’s freedom to operate in a particular field with respect to ownership and use of intellectual property rights.

(s)   United States Export Control. The Company is in compliance with, and undertakes to use its reasonable endeavours to comply with, all applicable laws, regulations, practices, policies, rules and any other governmental requirements of the United States and other countries or regions in relation to any export or supply of technology, equipment or any information in connection with the Group’s business operation, the omission of which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(t)   Tax Return. Each of the Company and its Significant Subsidiaries has duly and timely filed all tax returns that are required to be filed in all jurisdictions or has duly requested extensions thereof and has paid all taxes required to be paid by any of them in all jurisdictions and any related assessments, fines or penalties, except for any such tax, assessment, fine or penalty that is being contested in good faith and by appropriate proceedings or where the failure to file or make payment would not, singly or in the aggregate, have a Material Adverse Effect. Adequate charges, accruals and reserves have been provided for in the Results referred to in Section 3A(k) in respect of all taxes for all periods as to which the tax liability of the Company or any of its Significant Subsidiaries has not been finally determined or remains open to examination by an applicable taxing authority.

(u)   Environmental Laws. The Company and its Significant Subsidiaries (i) have been and are in compliance with any and all applicable foreign, national and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (the “Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a Material Adverse Effect on the Company and its subsidiaries taken as a whole.

(v)   Foreign Corrupt Practices. To the best of the knowledge of the Company, no member of the Group nor any director, officer, agent, employee (such agent or employee acting under the direction of the Company) or Affiliate of any member of the Group, has, directly or indirectly, made or authorised (A) any contribution, payment or gift of funds or property to any official, employee or agent of any authority, or any candidate for public office, in Hong Kong, the Cayman Islands, the United States, the PRC or any other jurisdiction, where either the payment or the purpose of such contribution, payment or gift was, is, or would be prohibited under any applicable law, rule, or regulation, or (B) any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any government officials or employees for the purpose of obtaining favours or undue influence, and without prejudice to the foregoing, neither any member of the Group nor any director, officer agent, employee (such agent or employee acting under the direction of the Company) or Affiliate of any member of the Group, to the best knowledge of the Company, has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and the Company and the other members of the Group have instituted and maintain policies and procedures designed to ensure compliance with applicable laws relating to anti-bribery in the jurisdictions in which the Group conducts its business.

(w)   Money Laundering Laws. To the best of the knowledge of the Company, the operations of each member of the Group are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting and other requirements of the money laundering laws of all jurisdictions, including the United States Currency and Foreign Transactions Reporting Act of 1970, as amended (collectively, the “Money Laundering Laws”), and no action, suit, proceeding, investigation or inquiry by or before any authority involving any member of the Group with respect to the Money Laundering Laws is pending or threatened.

(x)   The Buyer is an affiliate of China Investment Corporation ("CIC").  CIC requires each of its employees to refrain from corruption, bribery or any other illegal actions and misconduct.  CIC also requires its employees to abide by a high standard of integrity and professionalism and to act in an ethically responsible way.  CIC’s anti-corruption and anti-bribery policies can be found on CIC’s website (http://www.china-inv.cn) under the tab “ABOUT CIC”, and then “Ethics Management”.  The Company hereby acknowledges receipt of a copy of CIC’s Anti-corruption and Anti-bribery Statement and agrees to use its reasonable efforts to facilitate the implementation of such policies.

3.          B. Limitations on Representations and Warranties.

The Buyer agrees and acknowledges that all claims made by the Buyer under any of the representations and warranties set out in Section 3A above shall not, whether individually or in the aggregate, exceed the Aggregate Purchase Price (it being understood that any assessment of damages shall not include any special, consequential or punitive damages and shall only be limited to actual damages suffered including any diminution in the value of the Securities purchased as a result of any breaches). For the avoidance of doubt, the aforementioned limitation shall not affect claims made by the Buyer pursuant to other agreements between the Buyer and the Company.

4.          COVENANTS.

(a)   Best Efforts. Each party shall use its best efforts to satisfy each of the covenants and conditions to be satisfied by it as provided in Sections 5, 6 and 7 of this Agreement on a timely basis.

(b)   Regulatory Filings. Without limiting the generality of Section 4(a) above, as promptly as practicable after the date hereof, the Buyer shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity required in connection with this Agreement and the transactions contemplated hereby. In addition, the Buyer shall use best endeavors to furnish such information, supply such documents, give such undertakings and do all such acts and things as may reasonably be required by the SEHK and/or any other Governmental Entity in relation to or arising out of the transactions contemplated hereby.

(c)   Listing. The Company shall take such steps as are necessary to hold an extraordinary general meeting for the independent shareholders of the Company to consider and approve the issue of Securities pursuant to this Agreement and, if approved by the independent shareholders of the Company, to promptly secure the listing of, and permission to deal in, all of the New Common Shares on the SEHK and shall use reasonable best efforts to maintain such listing of and permission to deal in such Common Shares, so long as any other shares of the Common Shares shall be so listed. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(c).

(d)   Delivery of Documents. As soon as reasonably practicable following Closing, but no later than one (1) business following the Closing Date, the Company shall deliver to the Buyer (i) certificates in respect of the New Common Shares, respectively, duly executed on behalf of the Company and registered in the name of the Buyer; and (ii) a certified register of members of the Common Shares of the Company, reflecting the Buyer’s ownership of the New Common Shares, respectively.

(e)   Fees. Each party to this Agreement shall bear its own expenses and the fees relating to or arising out of the transactions contemplated hereby.

(f)   Lock-Up.

(i)          This Section 4 (f) Lock-Up shall apply only to the New Common Shares under this Agreement, and shall not affect prior agreements between the Parties.

(ii)         The Buyer (and to the extent any Securities are Transferred to the Permitted Transferee in accordance with the provisions of Section 4(f)(iv), the Permitted Transferee) shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Securities purchased hereunder or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such securities (any of the foregoing, a “Transfer”) without the prior written consent of the Company for a period of two (2) years from the Closing Date (the “Lock-Up Period”), provided that nothing herein shall restrict the Buyer from a Transfer of any of the Securities purchased hereunder to the Permitted Transferee and the rights of the Buyer under this Agreement shall not be affected by such Transfer.

(iii)        The Buyer (and, to the extent any Securities are Transferred to the Permitted Transferee in accordance with the provisions of Section 4(f)(iv), the Permitted Transferee), except with consent of the Board, shall refrain at all times (including with respect to time periods after the expiration of the Lock-Up Period) from selling the New Common Shares to any person or entity that is a Competitor (as defined below) of the Company or a member of the Competitor’s Group (as defined below), except (1) in a genuine open market sale where the identity of the purchaser of the New Common Shares is not known to, and cannot reasonably be determined by, the Buyer or its agent effecting such sale and provided that the number of New Common Shares that the Buyer is permitted to sell in the open market shall not exceed 1% of the issued share capital of the Company at the relevant time during any 30-day period, and (2) accepting an offer (as defined in the Hong Kong Takeovers Code) under a general offer for the Company where the offer has become unconditional (meaning that the offeror has received acceptances in respect of voting rights in the Company which, together with voting rights acquired or agreed to be acquired before or during the offer, will result in the offeror and any person acting in concert with it holding more than 50% (or such other percentage level as contained in the terms of such offer or as otherwise required from time to time in the Hong Kong Takeovers Code) of the voting rights in the Company), or where the offeror has become entitled to compulsorily acquire the securities held by the Buyer (and/or the Permitted Transferee) under applicable laws and regulations. For the purpose of this Section 4(f), “Competitor” means (a) the leading ten (10) companies in the area of pure foundry or semiconductor, respectively, in terms of annual global revenues according to the most recent data of Gartner and/or iSuppli as at the Closing Date, or (b) the leading ten (10) semiconductor manufacturing companies in the PRC according to the most recent data of the Ministry of Industry and Information Technology of the PRC or other institutions under its supervision (such as but not limited to the China Semiconductor Industry Association) as at the Closing Date. “Competitor’s Group” means the Competitor, its subsidiaries and holding company, and any subsidiaries of the Competitor’s holding company.

(iv)        Notwithstanding the provisions of this Section 4(f)(ii) or (iii), the Company hereby agrees that the Buyer may, subject to compliance with the rules (including the Hong Kong Listing Rules), regulations, laws of Hong Kong and the requirements of the SEHK, applicable securities laws in the United States or any other jurisdictions, transfer all or part of the New Common Shares to a subsidiary or fund under the direct or indirect control and management of China Investment Corporation (the “Permitted Transferee”) provided, that, as a condition to any such transfer:

(A)	the Buyer shall inform the Company in writing of the proposed Transfer to the Permitted Transferee before effecting it;

(B)	the Permitted Transferee shall be entitled to further transfer the Securities to another Permitted Transferee during the remaining period of the Lock-up Period on the condition that the provision relating to transfer to “Permitted Transferee” in Section 4(f)(iv) shall have been complied with).

(g)   Public Disclosure. Without limiting any other provision of this Agreement, the Company and Buyer (and to the extent any Securities are Transferred to the Permitted Transferee in accordance with the provisions of this Section 4(g), the Permitted Transferee), to the extent permitted by applicable law, will consult with each other before issuance, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, and will not (to the extent practicable) issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by law, rules, regulations or any listing agreement with or requirement of the NYSE, SEHK or any other applicable securities exchange, provided that the disclosing party shall, to the extent permitted by applicable law, rules, regulations or any listing agreement with or requirement of the NYSE, SEHK or any other applicable securities exchange and if reasonably practicable, inform the other parties about the disclosure to be made pursuant to such requirements prior to the disclosure.

(h)   Conduct of Business. Save as disclosed in this Agreement or any public disclosure made by the Company prior to the date of this Agreement, or consented in writing by the Buyer, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 8(a) hereof or the Closing, the Company shall and shall cause its Significant Subsidiaries, except as permitted and contemplated by the terms of this Agreement or disclosed in any public disclosure made by the Company prior to the date of this Agreement, carry on its business, in all material respects, in the ordinary and normal course and, not (i) undertake any construction of any new plants and buildings, (ii) enter into any notifiable transactions (as such term is defined under the Hong Kong Listing Rules), (iii) save as required by applicable laws, rules or regulations, make or propose to make any amendments to its memorandum or articles of association or (iv) agree to, either verbally or in writing, authorize or approve any of the foregoing.

For the avoidance of doubt, the Company may continue to be involved in the existing construction of plants and buildings, as the Board may consider appropriate from time to time but in any event such involvement would not result in or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i)   Use of Proceeds. The Company shall use the proceeds received from the issue of the Securities hereunder for the purpose of capital expenditure and debt repayment and general corporate purposes.

(j)   Pre-emptive Rights.

(i)          If the Company proposes, on or after the date of this Agreement, to issue (a) any new Common Shares or preferred shares, (b) any securities convertible into or exchangeable into Common Shares or preferred shares (which preferred shares referred to in (a) and (b) above carry voting rights in general meetings of the Company) or (c) any warrants or other rights to subscribe for Common Shares or preferred shares (which preferred shares carry voting rights in general meetings of the Company) (“Relevant Securities”), the Company shall notify Buyer in writing of such proposal (an “Issue Notice”). The Issue Notice shall specify the number and type of Relevant Securities to be offered by the Company and the material terms of the proposed offer (including the proposed completion date of such issue and the proposed price per Relevant Security to be paid by the proposed third party purchaser(s)).

(ii)         Subject to sub-paragraph (vii) below, the Buyer shall have the right but not the obligation to subscribe for or purchase such number of the Relevant Securities which are the subject of the Issue Notice so as to enable the Buyer to hold, after the issue of the Relevant Securities, a pro rata portion of the Relevant Securities equal to the percentage of the issued share capital of the Company then beneficially owned by the Buyer (together with the Permitted Transferee) prior to the issuance of the Relevant Securities, upon the same terms and conditions set forth in the Issue Notice, by giving written notice to the Company of the exercise of this right within ten (10) Business Days (as defined below) of the giving of the Issue Notice. If such notice is not given by the Buyer within such ten (10) Business Days, the Buyer shall be deemed to have elected not to exercise its rights under this Section 4(j) with respect to the issuance described in that specific Issue Notice. The parties acknowledge that any rights of the Buyer to subscribe for and purchase the Relevant Securities pursuant to this Section 4(j) will lapse if completion thereof does not occur simultaneously with the completion of the offering of Relevant Securities by the Company or at such other time and place as shall be mutually agreed by the Company and the Buyer (which agreement shall not be unreasonably withheld), provided that if the reason for the Buyer’s failure to complete by the time specified above is solely due to a delay of the Governmental Entity in granting the relevant authorizations, approvals, permits, qualifications or exemptions, the Buyer shall notify the Company in writing at least seven (7) days prior to the completion of the offering of the Relevant Securities to extend the completion date for Buyer to a date within three (3) months or such other reasonable period as may be mutually agreed between the parties following the completion of the issue of the Relevant Securities, after such period the right to the Buyer to subscribe for and purchase the Relevant Securities pursuant to this Section 4(j) shall lapse. A notice given by the Buyer pursuant to this section shall be irrevocable.

(iii)        Subject to Sections 4(j)(i) and 4(j)(ii) above, the completion of the Buyer’s purchase of Relevant Securities pursuant to section (ii) above shall occur simultaneously with the completion of the offering of Relevant Securities by the Company. For the avoidance of doubt, the completion by the Company of the offering of the Relevant Securities shall not be affected by the timing of the completion of any issue of the Relevant Securities to the Buyer. The Buyer shall execute and deliver to the Company all transaction documents related to Buyer’s purchase of Relevant Securities as may be reasonably requested by the Company prior to the completion of the Buyer’s purchase of Relevant

Securities. At such completion, the Buyer shall deliver the aggregate purchase price for the Relevant Securities to be purchased by the Buyer pursuant to Sections 4(j)(i) and 4(j)(ii) above.

(iv)        Any Relevant Securities to be issued to the Buyer pursuant to this Section 4(j)(ii) above shall be issued on the same terms and subject to the same conditions as the Relevant Securities issued to any proposed third party purchaser(s), such terms and conditions being set out in the Issue Notice.

(v)         The provisions of Section 4(j)(i) to (iv) shall not apply to:

(1)   the grant of any employment options (including those given to directors or consultants), or the issue of any Relevant Securities pursuant to the exercise of employment based share options (including those given to directors or consultants) granted (whether prior to or after the date of this Agreement), pursuant to any share purchase or share option plans of the Company in effect from time to time;

(2)   the issue of any Relevant Securities pursuant to any share incentive scheme operated by the Company from time to time;

(3)   the issue of any Common Shares or other securities pursuant to the conversion, exchange or exercise of any securities that were previously offered and/or issued to Buyer (including its Permitted Transferee, if applicable) as Relevant Securities;

(4)   any offer of the Relevant Securities open for a period fixed by the Board to holders of Common Shares on the register of members on a fixed record date in proportion to their then holdings of Common Shares; provided that such offer of Relevant Securities is also made to Buyer, unless it is restricted by any legal restrictions under the laws of the relevant place or the requirements of the relevant regulatory body or stock exchange in that place to make such offer to the Buyer in which case the provisions of Section 4(j)(i) to (iv) shall apply;

(5)   an issue of Common Shares as fully paid to holders of Common Shares (including without limitation, Common Shares paid up out of distributable profits or reserves and/or share premium account issued in lieu of the whole or any part of any cash dividend and free distributions or bonus issue of Common Shares); provided that such issuance of Common Shares is also made to Buyer;

(6)   an issue of the Relevant Securities pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement; provided, that such issuance is approved by the Board;

(7)   the issue of any Relevant Securities as a result of the conversion of the Convertible Bonds; or

(8)   the issue of any Relevant Securities to Country Hill pursuant to the Country Hill Pre-emptive Right as a result of the issuance of the New Common Shares pursuant to this Agreement.

(vi)        The rights set forth in this Section 4(j) shall not apply with respect to and shall expire immediately prior to a transaction that would result in a change of control (as such term is defined under the Hong Kong Takeovers Code).

“Business Day” shall mean a day that is not a Saturday, Sunday or a public holiday in Hong Kong or the PRC.

(vii)       The Company and the Buyer acknowledge and agree that the Buyer’s exercise of the rights in this Section 4(j) shall in all cases be subject to compliance with the rules, regulations, laws and requirements of applicable government and regulatory bodies, including the Hong Kong Listing Rules, the Hong Kong Takeovers Code, the Stock Exchange of Hong Kong Limited and the Securities and Futures Commission of Hong Kong (including, where applicable any requirements to obtain the approval of the shareholders of the Company), and shall take such steps reasonably necessary to give effect to the rights contained in this Section 4(j) in compliance with rules, regulations, laws and requirements of applicable government and regulatory bodies, provided that all costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred by the Company shall be resolved in a manner consistent with any terms agreed to by the Company and the other potential investor(s) with respect to the issuance described in the relevant Issue Notice.

(k)   Exclusivity. During the period from the date of this Agreement and continuing until the earliest of (A) the termination of this Agreement pursuant to Section 8(a) hereof or (B) the Closing, the Company agrees not to initiate, solicit, encourage or engage in any discussion or negotiation of any type with, provide any information to, accept and proposal from, or enter into any letter of intent, purchase contract or any other similar agreement, or consummate any transaction, with any persons or entities other than the Buyer with respect to any equity or convertible debt instrument in the Company or with respect to any sale of substantially all of the assets of the Company or any of its Significant Subsidiaries, provided that nothing in this section shall prohibit the Company from carrying out any normal investor or public relations activities in its ordinary course of business.

(l)   Discussion. Subject to applicable law, rules, regulations and requirements (including the Hong Kong Listing Rules and the requirements of the SEHK and NYSE), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 8(a) hereof or the Closing, the Company will use its reasonable efforts to meet with, and/or communicate with representatives of the Buyer upon reasonable request and to discuss any material operational matters in good faith and to consider whether and how to exercise its discretion to implement any reasonable suggestions from the Buyer.

5.	CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL AND TO THE BUYER’S OBLIGATION TO PURCHASE.

The obligation of the Company hereunder to issue and sell the New Common Shares to the Buyer at the Closing and the obligation of the Buyer hereunder to purchase the New Common Shares from the Company hereunder are each subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions may be waived, in whole or in part, by either party hereto only as regards the obligations of the other party to procure the relevant conditions, at any time in its sole discretion by providing the other party hereto with prior written notice thereof:

(a)   SEHK Listing. Approval for the listing of, and permission to deal in the New Common Shares shall have been duly obtained from the SEHK and such approval not subsequently being revoked prior to Closing.

(b)   Independent shareholders’ approval. The Company having obtained the approval of the independent shareholders of the Company in EGM of the issue of the New Common Shares to the Buyer and the granting of a special mandate for the issue of the New Common Shares at Closing pursuant to the terms of this Agreement.

(c)   No Governmental Prohibition. The sale of the Securities by the Company and the purchase of the Securities by the Buyer shall not be prohibited by any law or governmental order or regulation.

6.          CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

The obligation of the Company hereunder to issue and sell the New Common Shares to the Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company, in whole or in part, at any time in its sole discretion by providing the Buyer with prior written notice thereof:

(a)   Execution of Transaction Documents and other documents. The Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

(b)   Representations and Warranties; Covenants. The representations and warranties of the Buyer shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or material adverse effect, which shall be true and correct to such extent) , and the Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer at or prior to the Closing Date.

7.          CONDITIONS TO THE BUYER’S OBLIGATION TO PURCHASE.

The obligation of the Buyer hereunder to purchase the New Common Shares at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, and may be waived by the Buyer, in whole or in part, at any time in its sole discretion by providing the Company with prior written notice thereof:

(a)   Execution of Transaction Documents and other documents. The Company shall have duly executed and delivered to the Buyer each of the Transaction Documents and the documents set forth in Section 1(c)(ii)(B).

(b)   No occurrence of an event with Material Adverse Effect. There shall not have occurred any event which may have any Material Adverse Effect in respect of the Company and its Significant Subsidiaries taken as a whole.

(c)   Representations and Warranties; Covenants. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct to such extent), and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

(d)   Legal opinion. The Buyer shall have received a legal opinion from the Company’s Cayman Islands legal counsel in form and substance solely to the satisfaction to the Buyer.

8.          TERMINATION.

(a)   Subject to Section 8(b) below, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i)          by mutual agreement of the Company and the Buyer;

(ii)         by the Company if the closing and issuance of securities under the share purchase agreement, dated February 12, 2015, by and between the Company and China Integrated Circuit Industry Investment Fund Co., Ltd. shall not have occurred pursuant to the terms therein;

(iii)        by the Company or the Buyer if the Closing Date shall not have occurred by the date falling four months after the date of this Agreement or any other date as may be agreed between the parties; provided, however, that the right to terminate this Agreement under this Section 8(a)(ii) shall not be available to a party if such party’s action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(iv)        by the Company or the Buyer if any legislative body, court, administrative agency or commission or other governmental authority, instrumentality, agency or commission shall have enacted, issued, promulgated, enforced or entered any law or governmental regulation or order which has the effect of prohibiting the sale and issuance of the Securities;

(v)         by the Buyer if there has been a material breach of any representation or warranty of the Company hereunder that would have a Material Adverse Effect on the Company or any material breach of any covenant or agreement of the Company hereunder;

(vi)        by the Company if there has been a material breach of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement; and

(vii)       by the Buyer if, from the date of this Agreement to the Closing Date, there shall have occurred (i) a material limitation of trading of the Shares on the SEHK; or (ii) a suspension in trading of the Common Shares on the SEHK for a consecutive period of five Trading Days (save in respect of any suspension in trading of the Common Shares which is of a routine nature, including suspension pending the announcement of price sensitive information, the announcement or disclosure of notifiable transactions).

(b)   In the event of termination of this Agreement as provided in Section 8(a) above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the parties hereto and, as applicable, the officers, directors and shareholders of each party; provided that each party hereto shall remain liable for any breaches of this Agreement or of any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further that the provisions of Sections 8 and 9 hereof shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Section 8.

9.          MISCELLANEOUS.

(a)   Governing Law; Arbitration. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the laws of Hong Kong. Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be submitted to arbitration upon the request of any party with notice to the other parties. The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the UNCITRAL Arbitration Rules (“UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this Section 9(a). There shall be three (3) arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice law in Hong Kong. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC. The arbitration proceedings shall be conducted in English. Neither party shall be required to give general discovery of documents, but may be required to produce specific, identified documents that are relevant to the dispute. Each party irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration in Hong Kong and the HKIAC, and hereby submits to the exclusive jurisdiction of HKIAC in any such arbitration. The award of the arbitration tribunal shall be conclusive and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award. Any party to the dispute shall be entitled to seek preliminary injunctive relief in aid of arbitration, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(b)   Claim in respect of Representations and Warranties. The representation, warranty, covenant or undertaking (the “Warranties”) contained in this Agreement shall remain in full force and effect notwithstanding Closing except as terminated pursuant to the terms hereof or by a waiver or release by the party entitled to enforce such Warranties. No claim shall be brought against any party in relation to the Warranties unless the party making the claim shall have given the other party written notice of such claim specifying (in reasonable detail) the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect thereof promptly and in any event before the expiration of the applicable statute of limitations. The parties agree that any assessment of damages shall not include any special, consequential or punitive damages and shall only be limited to actual damages suffered including any diminution in the value of the Securities purchased as a result of any breaches.

(c)   Remedies and waivers. No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall: (i) affect that right, power or remedy; or (ii) operate as a waiver thereof. The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise or any other right, power or remedy. Except as otherwise expressly provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

(d)   Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. A facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(e)   Languages. This Agreement is being executed in English only.

(f)   Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(g)   Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(h)   Entire Agreement; Amendments. This Agreement, the other Transaction Documents and the Confidentiality Agreement supersede all other prior oral or written agreements between the Buyer, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of and agreement between the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. In entering into this Agreement and the other Transaction Documents, each part to such agreements acknowledges that it is not relying upon any pre-contractual statement which is not expressly set out in them. No provision of this

Agreement may be amended other than by an instrument in writing signed by the Company and the Buyer. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

Without prejudice to Section 3A(p) above pursuant to which the Company represents and warrants that all information given in connection with the transactions contemplated by this Agreement by the Company or on its behalf by the Company's advisers, to the Buyer or the Buyer's advisers, relating to the Company, its Significant Subsidiaries or their respective business, activities, affairs, or assets or liabilities (including all documents attached thereto) was, when given, and is now accurate in all material respects and not misleading in any material respect, and there is no material omission that would render the information given misleading in any material respect, except in the case of fraud, no party shall have any right of action against any other party to this Agreement or the other Transaction Documents arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Agreement and/or the other Transaction Documents.

For the purposes of this section, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the matters covered in this Agreement and/or the other Transaction Documents made or given by any person at any time prior to the date of this Agreement or the other Transaction Documents.

(i)   Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Semiconductor Manufacturing International Corporation
Address:	Suite 3003, 30th Floor
No. 9 Queen's Road Central
Hong Kong
Telephone:	(852) 2537-8458
Facsimile:	(852) 2537 8206
Attention:	Ms. Meifung Hoo

If to the Buyer:

Country Hill Limited

Address:	6/F, New Poly Plaza, No.1 Chaoyangmen Beidajie
Dongcheng District, 100010
Beijing, P.R.China
Telephone:	+86 10 8409 6529
Facsimile:	+86 10 64086282
Attention:	Mr. Qu Kai, Mr. Xu Jing

(j)   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither party hereto shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto.

(k)   No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(l)   Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the Buyer and the Company have caused its respective signature page to this Share Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

Semiconductor Manufacturing International Corporation

By:
Name:
Title:

IN WITNESS WHEREOF, the Buyer and the Company have caused their respective signature page to this Share Purchase Agreement to be duly executed as of the date first written above.

BUYER:

Country Hill Limited

By:
Name:
Title: